Exhibit 99.1

Contact:
Christopher Keenan or Jay Carlson
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE PHARMACEUTICALS ANNOUNCES RECEIPT OF NOTICE FROM NASDAQ

TUSTIN, CA, March 28, 2012, -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and infectious diseases, announced that it received today a notice from The NASDAQ Stock Market indicating that the company's minimum bid price has fallen below $1.00 for 30 consecutive business days, and therefore, was not in compliance with NASDAQ Marketplace Rule 5550(a)(2).  The company has been provided 180 calendar days, or until September 24, 2012, to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of the company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days.  This notice does not impact the company’s listing on The NASDAQ Stock Market at this time.

If the company does not regain compliance within the initial 180-day period, but otherwise meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, except for the bid price requirement, the company will be granted an additional 180 calendar days to regain compliance.  If the company is not eligible for an additional compliance period, NASDAQ will notify the company that its securities will be subject to delisting.  At that time, the company may appeal this determination to delist its securities to a Listing Qualification Panel.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and infectious diseases. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.